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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2006


                           James Monroe Bancorp, Inc.
             (Exact name of registrant as specified in its charter)


                     Virginia                               000-32641                    54-1941875
  (State or other jurisdiction of incorporation)      Commission File Number          (I.R.S. Employer
                                                                                     Identification No.)

    3033 Wilson Boulevard, Arlington, Virginia                                              22201
     (Address of principal executive offices)                                            (Zip Code)


        Registrant's telephone number, including area code: 703.524.8100

         Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

         |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01 Entry Into a Material Definitive Agreement

         On February 1, 2006, James Monroe Bancorp, Inc. (the "Company") and its wholly owned subsidiary, James Monroe Bank (the "Bank"), entered into a new employment agreement with John Maxwell, pursuant to which he will continue to serve as President and Chief Executive Officer of the Company and the Bank.

         The term of his agreement commences as of January 1, 2006 and expires on December 31, 2007, and is subject to automatic one year extensions on each January 1 thereafter, provided that neither the Company nor Mr. Maxwell has given written notice of intention not to renew at least 90 days prior to the renewal date, and subject to earlier termination in accordance with the agreement. The agreement provides for the payment of cash and other benefits to Mr. Maxwell, including a base salary of $250,000 during the period January 1, 2006 to December 31, 2006. Mr. Maxwell's base salary for subsequent periods is subject to annual review by the Board of Directors. He is entitled to a bonus as determined in the Board's discretion, after consultation with Mr. Maxwell. Mr. Maxwell is also entitled to $2,500,000 of life insurance at our expense (subject to increase based upon the percentage increase in base salary), use of a car and an automobile allowance, and is entitled to reimbursement of reasonable business expenses. He is also entitled to reimbursement of income taxes payable upon the exercise of certain options granted under a prior employment agreement, up to the amount of the tax benefit the Company realizes as a result of the exercise. Mr. Maxwell is entitled to receive payment from the Bank of his full salary for the first three months of disability, and payments in excess of those provided under our generally applicable disability plan to bring total payments to 100% of his base salary for the next three months of disability. Subsequently, he will be entitled to receive only payments under our disability income plan, except he shall not be subject to the generally applicable $5,000 monthly payment limit. He is also entitled to participate in any pension, retirement, profit sharing, stock purchase, stock option, insurance, deferred compensation and other benefit plans provided to other executives or employees.

         If the Company or Bank terminate the agreement in breach of the agreement, or Mr. Maxwell terminates because of such breach or upon or within 12 months of a Change in Control (as defined), he will be entitled to receive continued salary, bonus and benefits for 12 months, and outplacement assistance from an organization of his choice, at our expense up to 18% of his base salary at the time of termination, and he will not be subject to any non-competition restrictions. If the Company and Bank elect not to renew the agreement, Mr. Maxwell is entitled to receive continued salary, bonus and benefits for 12 months, and is subject to a non-competition restriction for that period. If Mr. Maxwell elects not to renew the agreement, or he is terminated for cause as described in the agreement, Mr. Maxwell will not be entitled to additional compensation, but will be subject to the noncompetition restrictions for 12 months.

Item 9.01  Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.  Not applicable.

(b) Pro Forma Financial Information. Not applicable.

(c) Shell Company Transactions. Not applicable.

(d) Exhibits.

         10.1 Employment Agreement dated as of December 31, 2005 between James Monroe Bancorp, Inc. James Monroe Bank and John R. Maxwell.



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                                   Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       JAMES MONROE BANCORP, INC.

                                       By: /s/ Richard I. Linhart
                                           -------------------------------------
                                           Richard I Linhart, Executive Vice
                                           President, Chief Operating Officer

Dated: February 23, 2006